    As filed with the Securities and Exchange Commission on May 5, 2000

                                                 Registration No. 333-35200
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                         WESTERN MULTIPLEX CORPORATION
             (Exact name of registrant as specified in its charter)
                                ---------------
             Delaware                 3679             52-219-8231
     (State of Incorporation)   (Primary Standard   (I.R.S. Employer
                                    Industrial      Identification No.)
                                  Classification
                                    Code Number)

                              1196 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 542-5200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ---------------
                               Jonathan N. Zakin
                            Chief Executive Officer
                         Western Multiplex Corporation
                              1196 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 542-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------
                                   Copies to:
    William B. Brentani, Esq.                  Julie T. Spellman, Esq.
    Simpson Thacher & Bartlett                 Cravath, Swaine & Moore
       425 Lexington Avenue                       825 Eighth Avenue
     New York, New York 10017                 New York, New York 10019
          (212) 455-2000                           (212) 474-1000
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                           Proposed
                                            Proposed        Maximum
 Title of Each Class of                     Maximum       Aggregate
    Securities to be       Amount To Be  Offering Price    Offering       Amount of
       Registered           Registered      Per Unit       Price(1)    Registration Fee
---------------------------------------------------------------------------------------
 Class A common stock,
  par value $.01 per
  share.................                                 $115,000,000      $30,360
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the fees and expenses to be paid by us in connection with the issuance and distribution for the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee and the NASD fee, all amounts are estimates.

           Description                                                  Amount
           -----------                                                  -------
   Securities and Exchange Commission registration fee................. $30,360
   The Nasdaq National Market listing fee..............................  81,625
   National Association of Securities Dealers, Inc. filing fee.........  12,000
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Printing and engraving fees and expenses............................    *
   Blue Sky fees and expenses..........................................    *
   Transfer Agent fees and expenses....................................    *
   Miscellaneous expenses..............................................    *
                                                                        -------
     Total............................................................. $  *
                                                                        =======

--------

*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (4) for any transaction from which a director derived an improper personal benefit.

   Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys' fees, which the officer or director actually and reasonably incurred.

   The Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) and the Amended and Restated By-Laws (Exhibit 3.2 hereto) of the Registrant will provide for indemnification of officers and directors to the fullest extent permitted by applicable law.

   In addition, the Registrant has also entered into employment agreements (Exhibits 10.1, 10.3, 10.5, 10.7, 10.9, 10.11 and 10.13 hereto) with some of its officers and directors which provide for their indemnification with respect to certain matters. The Underwriting Agreement (Exhibit 1.1 hereto) also will provide for cross-indemnification among the Registrant and the Underwriters with respect to certain matters, including matters arising under the Securities Act. The Registrant has purchased directors' and officers' liability insurance for all of its directors and executive officers.

Item 15. Recent Sales of Unregistered Securities.

   Since January 1, 1997, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

     1. On November 1, 1999, the Registrant issued 80,000,000 shares of our Class B common stock to GTI Acquisition Corp. in connection with a recapitalization. These shares replaced the 1,000 shares of common stock held by GTI Acquisition Corp. immediately prior to the recapitalization.

     2. On November 1, 1999, the Registrant issued warrants to purchase a total of 2,918,400 shares of Class A common stock at an exercise price of $.50 per share to Seaview Holdings, L.L.C., a wholly-owned affiliate of Jonathan N. Zakin.

     3. On November 1, 1999, the Registrant issued warrants to purchase a total of 1,451,600 shares of Class A common stock at an exercise price of $.50 per share to The Michael and Roberta Seedman Revocable Trust, a trust for which Michael Seedman is both trustee and a beneficiary.

     4. From January 1, 2000 through April 30, 2000, the Registrant issued 3,841,351 shares of Class B common stock to WMC Holding Corp. for an aggregate price of $1,992,175.50.

     5. On March 24, 2000, the Registrant issued an aggregate of 692,772 shares of Class A common stock to the shareholders of Ubiquity
  Communication, Inc. in connection with the Registrant's acquisition of Ubiquity Communication, Inc.

   All issuances set forth above were private placements, did not involve public solicitation and were issued pursuant to Section 4(2) of the Securities Act.

   In addition, from January 1, 1997 through April 30, 2000, the Registrant issued options to purchase an aggregate of 4,878,727 shares of Class A common stock at a weighted average exercise price of $1.02 per share under the Registrant's 1999 Western Multiplex Corporation Stock Incentive Plan and the 1997 Stock Option Plan, the 1998 Stock Plan and the 1999 Stock Plan of Ubiquity Communication, Inc. which the Registrant assumed in connection with its acquisition of Ubiquity Communication, Inc. All issuances of options described in this paragraph were issued pursuant to Rule 701 under the Securities Act.

   There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

   The following exhibits are filed pursuant to Item 601 of Regulation S-K.

 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
    1.1***   Form of Underwriting Agreement.

    2.1**    Amended and Restated Acquisition Agreement, dated as of September
             30, 1999, by and among GTI Acquisition Corp., Glenayre
             Technologies, Inc., the Registrant and WMC Holding Corp.

    2.2** Amendment to Acquisition Agreement, dated as of October 31, 1999, by and among GTI Acquisition Corp., Glenayre Technologies, Inc., the Registrant and WMC Holding Corp.


 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
   3.1***    Amended and Restated Articles of Incorporation of the Registrant.

   3.2***    Amended and Restated By-laws of the Registrant.

   4.1***    Form of Registrant's Class A Common Stock Certificate.

   4.2**     Stockholders' Agreement, dated as of October 31, 1999, among
             Western Multiplex Corporation, WMC Holding Corp., GTI Acquisition
             Corp. and Glenayre Technologies, Inc.

   5.1*** Opinion of Simpson Thacher & Bartlett as to the legality of the common stock being registered.

  10.1**     Employment and Co-Investment Agreement, dated as of October 31,
             1999, among Ripplewood Partners L.P., WMC Holding Corp., Seaview
             Holdings L.L.C., the Registrant and Jonathan N. Zakin.

  10.2**     Co-Investment Agreement, dated as of October 31, 1999, among
             Ripplewood Partners L.P., WMC Holding Corp., The Michael and
             Roberta Seedman Revocable Trust, Michael Seedman and the
             Registrant.

  10.3** Employment Agreement, dated as of November 1, 1999, by and between the Registrant and Amir Zoufonoun.

  10.4**     Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Amir Zoufonoun.

  10.5** Employment Agreement, dated as of February 16, 2000, by and between the Registrant and Nancy Huber.

  10.6**     Subscription and Employee Stockholder's Agreement, dated as of
             February 28, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Nancy Huber.

  10.7**     Employment Agreement, dated as of May 2, 2000, among the
             Registrant and Fred Corsentino.

  10.8**     Subscription and Employee Stockholder's Agreement, dated as of
             February 25, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Fred Corsentino.

  10.9**     Employment Agreement, dated March 27, 2000, by and between the
             Registrant and Joseph Tavormina.

  10.10**    Subscription and Employee Stockholder's Agreement, dated as of
             February 23, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Joseph Tavormina.

  10.11** Employment Agreement, dated as of April 14, 2000 by and between the Registrant and Hanan Cohen.

  10.12**    Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Hanan Cohen.

  10.13** Employment Agreement, dated as of February 28, 2000, by and between the Registrant and John Saefke.

  10.14**    Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000; among WMC Holding Corp., Ripplewood Partners,
             L.P. and John Saefke.

  10.15**    1999 Western Multiplex Corporation Stock Incentive Plan.

  10.16***   Western Multiplex Employee Stock Purchase Plan.

  10.17***   Western Multiplex Corporation 2000 Stock Option Plan for Non-
             Employee Directors.

  10.18*** Stocking Distributor Agreement by and between the Registrant and Somera Communications Inc.

  10.19**    Credit Agreement, dated as of November 1, 1999, among the
             Registrant, Credit Suisse First Boston as Lead Arranger and as
             Agent and the several financial institutions from time to time party to the agreement.


 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
   10.20**   Assignment and Assumption Agreement, dated October 18, 1999, between the Registrant and Glenayre Electronics, Inc., including the Lease, dated July 1, 1996, between Glenayre Electronics, Inc.
             and Yercaf N.V.

   10.21**   Lease, dated February 27, 1998, between Ubiquity Communication,
             Inc. and G&W/Copley Redwood Business Park, L.P.

   23.1**    Consent of Independent Public Accountants.

   23.2***   Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.1).

   24.1*     Power of Attorney (included on signature page to the Registration
             Statement).

   27.1*     Financial Data Schedule, December 31, 1999 and 1998.

--------

  * Previously filed.

 ** Filed herewith.

*** To be filed by amendment.

   (b) Financial statement schedules:

   Schedule II--Valuation and Qualification Accounts and Reserves

Item 17. Undertakings.

   (a) The undersigned Registrant hereby undertakes to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement and any amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on May 5, 2000.

                                          Western Multiplex Corporation

                                                           *
                                          By: _________________________________
                                                     Jonathan N. Zakin
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 5, 2000 by the following persons in the capacities indicated on May 5, 2000:

                 Signature                                     Title
                 ---------                                     -----

                     *                      Chairman, Chief Executive Officer and
___________________________________________  Director (Principal Executive Officer)
             Jonathan N. Zakin

                     *                      Chief Financial Officer (Principal
___________________________________________  Financial Officer) and Vice President,
                Nancy Huber                  Finance (Principal Accounting Officer)

                     *                      President, Chief Operating Officer and
___________________________________________  Director
              Amir Zoufonoun

                     *                      Director
___________________________________________
              Michael Seedman

                     *                      Director
___________________________________________
            Timothy C. Collins

          /s/ Jeffrey M. Hendren            Director
___________________________________________
            Jeffrey M. Hendren

                                                /s/ Jeffrey M. Hendren

                                          *By: _________________________

                                                  Jeffrey M. Hendren

                                                   Attorney-in-Fact

            Report of Independent Public Accountants on Schedule II

To Western Multiplex Corporation:

   We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Western Multiplex (a Delaware corporation) included in this registration statement and have issued our report thereon dated March 15, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in 16(b) above is the responsibility of the Company's management, is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

San Jose, California
March 15, 2000

                         Western Multiplex Corporation

         Schedule II -- Valuation and Qualifying Accounts and Reserves
                                 (in thousands)

                                 Balance at    Additions             Balance at
                              the Beginning of Charged to            the End of
                                  the Year      Expense   Deductions  the Year
                              ---------------- ---------- ---------- ----------
Allowance for doubtful
 accounts
  Year ended December 31,
   1997......................       $100          $--       $ --        $100
  Year ended December 31,
   1998......................        100           --         --         100
  Year ended December 31,
   1999......................        100           239        --         339

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
    1.1***   Form of Underwriting Agreement.

    2.1**    Amended and Restated Acquisition Agreement, dated as of September
             30, 1999, by and among GTI Acquisition Corp., Glenayre
             Technologies, Inc., the Registrant and WMC Holding Corp.

    2.2** Amendment to Acquisition Agreement, dated as of October 31, 1999, by and among GTI Acquisition Corp., Glenayre Technologies, Inc., the Registrant and WMC Holding Corp.

    3.1***   Amended and Restated Articles of Incorporation of the Registrant.

    3.2***   Amended and Restated By-laws of the Registrant.

    4.1***   Form of Registrant's Class A Common Stock Certificate.

    4.2**    Stockholders' Agreement, dated as of October 31, 1999, among
             Western Multiplex Corporation, WMC Holding Corp., GTI Acquisition
             Corp. and Glenayre Technologies, Inc.

    5.1*** Opinion of Simpson Thacher & Bartlett as to the legality of the common stock being registered.

   10.1**    Employment and Co-Investment Agreement, dated as of October 31,
             1999, among Ripplewood Partners L.P., WMC Holding Corp., Seaview
             Holdings L.L.C., the Registrant and Jonathan N. Zakin.

   10.2**    Co-Investment Agreement, dated as of October 31, 1999, among
             Ripplewood Partners L.P., WMC Holding Corp., The Michael and
             Roberta Seedman Revocable Trust, Michael Seedman and the
             Registrant.

   10.3** Employment Agreement, dated as of November 1, 1999, by and between the Registrant and Amir Zoufonoun.

   10.4**    Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Amir Zoufonoun.

   10.5** Employment Agreement, dated as of February 16, 2000, by and between the Registrant and Nancy Huber.

   10.6**    Subscription and Employee Stockholder's Agreement, dated as of
             February 28, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Nancy Huber.

   10.7**    Employment Agreement, dated as of May 2, 2000, among the
             Registrant and Fred Corsentino.

   10.8**    Subscription and Employee Stockholder's Agreement, dated as of
             February 25, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Fred Corsentino.

   10.9**    Employment Agreement, dated March 27, 2000, by and between the
             Registrant and Joseph Tavormina.

   10.10**   Subscription and Employee Stockholder's Agreement, dated as of
             February 23, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Joseph Tavormina.

   10.11** Employment Agreement, dated as of April 14, 2000 by and between the Registrant and Hanan Cohen.

   10.12**   Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000, among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and Hanan Cohen.

   10.13** Employment Agreement, dated as of February 28, 2000, by and between the Registrant and John Saefke.

   10.14**   Subscription and Employee Stockholder's Agreement, dated as of
             January 31, 2000; among WMC Holding Corp., the Registrant,
             Ripplewood Partners, L.P. and John Saefke.

   10.15**   1999 Western Multiplex Corporation Stock Incentive Plan.

 Exhibit No.                            Description
 -----------                            -----------
  10.16***   Western Multiplex Employee Stock Purchase Plan.

  10.17***   Western Multiplex Corporation 2000 Stock Option Plan for Non-
             Employee Directors.

  10.18*** Stocking Distributor Agreement by and between the Registrant and Somera Communications Inc.

  10.19**    Credit Agreement, dated as of November 1, 1999, among the
             Registrant, Credit Suisse First Boston as Lead Arranger and as
             Agent and the several financial institutions from time to time party to the agreement.

  10.20** Assignment and Assumption Agreement, dated October 18, 1999, between the Registrant and Glenayre Electronics, Inc., including the Lease, dated July 1, 1996, between Glenayre Electronics, Inc.
             and Yercaf N.V.

  10.21**    Lease, dated February 27, 1998, between Ubiquity Communication,
             Inc. and G&W/Copley Redwood Business Park, L.P.

  23.1**     Consent of Independent Public Accountants.

  23.2***    Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.1).

  24.1*      Power of Attorney (included on signature page to the Registration
             Statement).

  27.1*      Financial Data Schedule, December 31, 1999 and 1998.

--------

  *Previously filed.

 **Filed herewith.

***To be filed by amendment.